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FOR IMMEDIATE RELEASE

Yahoo! Adopts Stockholder Rights Plan

    SANTA CLARA, Calif.—March 1, 2001 —Yahoo! Inc. (Nasdaq: YHOO), a leading global Internet communications, commerce and media company, today announced that on March 1, 2001, its Board of Directors adopted a Stockholder Rights Plan. Under the plan, Rights will be distributed as a dividend at the rate of one Right for each share of Yahoo! common stock, par value $.001 per share, held by stockholders of record as of the close of business on March 20, 2001. The Rights Plan was not adopted in response to any effort to acquire control of Yahoo!.

    The Rights Plan is designed to deter coercive takeover tactics, including the accumulation of shares in the open market or through private transactions and to prevent an acquirer from gaining control of Yahoo! without offering a fair and adequate price and terms to all of Yahoo!'s stockholders. The Rights will expire on March 1, 2011.

    Each Right initially will entitle stockholders to buy one unit of a share of a series of preferred stock for $250.00. The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 15 percent or more of Yahoo! common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15 percent or more of Yahoo!'s common stock.

    A copy of the Stockholder Rights Plan will be filed shortly with the Securities and Exchange Commission.

About Yahoo!

    Yahoo! Inc. is a global Internet communications, commerce and media company that offers a comprehensive branded network of services to more than 180 million individuals each month worldwide. As the first online navigational guide to the Web, http://www.yahoo.com is the leading guide in terms of traffic, advertising, household and business user reach. Yahoo! is the most recognized and valuable Internet brand globally, and is ranked the No. 38 leading consumer brand worldwide. The company also provides online business and enterprise services designed to enhance the productivity and Web presence of Yahoo!'s clients. These services include Corporate Yahoo!, a popular customized enterprise portal solution; audio and video streaming; store hosting and management; and Web site tools and services. The company's global Web network includes 24 World properties. Yahoo! has offices in Europe, the Asia Pacific, Latin America, Canada and the United States, and is headquartered in Santa Clara, Calif.

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Yahoo! and the Yahoo! logo are registered trademarks of Yahoo! Inc.
All other names are trademarks and/or registered trademarks of their respective owners.

Press Contact:
Shannon Stubo, Yahoo! Inc., (408) 530-5144, sstubo@yahoo-inc.com

Investor Relations Contact:
Andrea Klipfel, Yahoo! Inc., (408) 731-3402, andrea@yahoo-inc.com

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Yahoo! Adopts Stockholder Rights Plan